Exhibit 10.1

RADIUS HEALTH, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee,

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 15, 2022,

to Indenture

Dated as of August 14, 2017

3.00% Convertible Senior Notes due 2024

SECOND SUPPLEMENTAL INDENTURE, dated as of August 15, 2022 (this “Supplemental Indenture”), between RADIUS HEALTH, INC., a Delaware corporation, as issuer (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), supplementing the Indenture, dated as of August 14, 2017, between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of August 14, 2017 (the “Base Indenture” and the Base Indenture, as amended and supplemented by this Supplemental Indenture, and as it may be further amended or supplemented from time to time with respect to the Notes, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company executed and delivered the Indenture to the Trustee, providing for the issuance of the Company’s 3.00% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 23, 2022, by and among Ginger Acquisition, Inc., a Delaware corporation (“Parent”), Ginger Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and the Company (as amended, supplemented or otherwise modified, the “Merger Agreement”), Purchaser commenced a tender offer (the “Offer”) for each of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in exchange for (x) an amount in cash equal to $10.00, without interest but subject to any applicable tax withholdings (the “Cash Consideration”), and (y) one contractual contingent value right (a “CVR”) that will represent the right to receive a contingent payment of $1.00 (without interest thereon) upon the achievement of a specified milestone, pursuant to the Merger Agreement and the Contingent Value Rights Agreement (the “CVR Agreement”) being entered into in connection therewith (the Cash Consideration and one CVR, collectively, the “Offer Price”);

WHEREAS, the shares of Common Stock validly tendered (and not withdrawn) pursuant to the Offer were accepted for payment by Purchaser on August 11, 2022;

WHEREAS, pursuant to the Merger Agreement, after consummation of the Offer and subject to certain conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, with the Company being the surviving company of the Merger (the “Merger” and, the consummation of the Offer and the Merger, the “Acquisition”), and each share of Common Stock, subject to certain exceptions set forth in the Merger Agreement, that is not tendered and accepted in accordance with the Offer will thereupon be cancelled and converted into the right to receive the Offer Price;

WHEREAS, Article 11 of the Indenture permits the Company to merge with another Person, subject to the satisfaction of certain conditions set forth therein, which conditions the Company has determined have been satisfied and, further, the Company has determined that the Acquisition constitutes a “Share Exchange Event,” a “Fundamental Change” and a “Make-Whole Fundamental Change” under and as defined in the Indenture;

WHEREAS, pursuant to the Merger Agreement, the Effective Time shall occur at 8:42 a.m. New York City Time on August 15, 2022;

WHEREAS, Section 14.07 of the Indenture provides that the Company and the Trustee shall execute a supplemental indenture providing that, at and after the effective time of a Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Share Exchange Event;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed by the Company;

WHEREAS, the Trustee has received Board Resolutions from the Company and, pursuant to Section 10.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Effect of Acquisition upon Conversion and Settlement Method Election. In accordance with Section 14.07 of the Indenture, from and after the Effective Time, (a) the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of units of Reference Property that a holder of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event; and (b) a “unit of Reference Property” shall mean (i) prior to the Milestone Payment Date (as defined in the CVR Agreement), $10.00 in cash (without interest but subject to any applicable tax withholdings) and one CVR, and (ii) after the occurrence of the Milestone Payment Date, $10.00 in cash (without interest but subject to any applicable tax withholdings) plus the Milestone Payment Amount (as defined in the CVR Agreement). The procedures for settlement upon conversion set forth in the Indenture shall continue to apply mutatis mutandis to the Holders’ right to convert the Notes into the Reference Property, and any reference in the Indenture to Holders’ right to convert the Notes into any Settlement Amount shall be deemed to be a reference to Holders’ right to convert the Notes into the Reference Property as set forth in this Supplemental Indenture. Furthermore, the Company hereby irrevocably elects to eliminate Cash Settlement and Combination Settlement, and the conversion of Notes shall be satisfied solely by Physical Settlement. The Trustee shall have no obligation to identify or confirm the Milestone Payment Date, to determine or verify any calculation of the Milestone Payment Amount, or for the delivery or settlement of any CVRs, and the Trustee shall not be deemed to have any knowledge of any of the terms and provisions of the Merger Agreement or CVR Agreement.

(3) Other Provisions. Except as expressly provided herein, all other provisions of the Indenture shall remain in full force and effect and this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any all purposes.

(4) Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

2

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(5) Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(6) Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(8) Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the Effective Time.

(9) The Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

[Signature pages follow.]

3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

RADIUS HEALTH, INC.

By:	/s/ Kelly Martin
Name: Kelly Martin
Title: President and Chief Executive Officer

[Signature page – Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Iris Munoz
Name: Iris Munoz
Title: Assistant Vice President

[Signature page – Second Supplemental Indenture]